Japan Tobacco Inc. (JT)
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JT Group to Acquire Vector Group Ltd.

On August 21, we reached an agreement to acquire Vector Group Ltd., the fourth largest tobacco company in the United States.

We aim to complete the transaction by the end of JT Group's current fiscal year, ending December 31.

In line with JT Group's tobacco business strategy, this acquisition will add a growing and profitable business, improving our return on investment (ROI) in combustibles. The transaction will significantly expand JT Group's presence in the US, the second largest tobacco market in net sales and one of the most profitable globally.

Furthermore, it will strengthen the Group's financial position through mid to long term hard currency profits and cash flows, which will support the Company's investment strategy in Reduced-Risk Products, notably in heated tobacco sticks.

For more details, please read our press release.
https://lnkd.in/gh_mRfkC

米国たばこ会社「Vector Group Ltd.」の買収について

JTは8月21日、米国第４位のたばこ会社であるVector Group Ltd.を買収することで同社と合意しました。

本買収の完了時期は2024年度中を予定しています。

2024年２月に「経営計画2024」で公表したとおり、たばこ事業のCombustiblesにおいてはトップライン成長に向けた投資を実行しつつ、ROI（投資収益率）を改善していくことを目指しています。今回の買収は、この事業戦略に沿ったものであり、世界第２位の規模（売上金額ベース）で収益性の高い米国市場における当社グループのプレゼンス拡大を企図したものです。

加えて、米国は為替変動の影響を受けづらいハードカレンシーの市場であり、安定的なキャッシュ・フローの創出及び中長期に亘る同市場からの利益貢献を通じて、HTSを優先としたRRPへの投資原資の確保や当社グループの財務基盤の強化を図ることができます。

詳細についてはプレスリリースをご覧ください。
https://lnkd.in/g-fUy4aT

JT Group to Acquire Vector Group Ltd.

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JTI
@JTI_global

We are pleased to announce that the JT Group, our parent company, reached an agreement to acquire Vector Group Ltd. Please read the JT Group press release for more information: jt.com/media/news/202...

6:34 AM · Aug 21, 2024 · **223** Views